Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate’s Worldwide Sales and Unit Volume Up Strongly

1st Quarter Profits In Line With Expectations

New York, New York, April 27, 2005… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for first quarter 2005, with every operating division reporting top-line increases. Global sales and unit volume grew 9.5% and 7.5%, respectively, excluding divestments. Dollar sales as reported increased 9.0%, which includes 2.5% positive foreign exchange and 0.5% lower pricing due to increased commercial spending. The recently acquired GABA oral care business contributed 2.5% to both sales and volume in the quarter.

First quarter 2005 results include $44.6 million of aftertax charges related to the previously disclosed 2004 Restructuring Program. Reported net income and diluted earnings per share were $300.1 million and $.53, respectively, including this restructuring charge. Excluding the restructuring charge, net income in the quarter increased 2% versus first quarter 2004 to $344.7 million and diluted earnings per share increased 3% to $.61. In first quarter 2004, net income and diluted earnings per share were $338.5 million and $.59, respectively.

As reported, gross profit margin was 54.8%. Excluding the restructuring charge, gross profit margin was 55.2% versus 55.7% in the year ago record quarter and up from the gross profit margin achieved in both the third and fourth quarters of 2004. Gross profit was affected by significant increases in raw and packing material costs, especially oil related costs, and increased commercial spending. The Company’s aggressive savings programs and shift toward higher-margin oral care products largely offset the impact of these increases.

Including the restructuring charge, operating profit declined 7%. Excluding the charge, operating profit increased 2% versus first quarter 2004 to a record $542.3 million after a 13% increase in total advertising worldwide. Global advertising supporting Colgate’s brands of $267 million was at the highest first quarter level ever led by a strong double-digit global increase in media.

Net cash provided by operations increased to $425.0 million, up 14% versus the year ago period while working capital increased slightly to 1.9% of sales versus 1.5% of sales a year ago due to inventory increases to ensure continued product supply during the restructuring program.

Reuben Mark, Chairman and CEO said, “The year has started with a continuation of the very strong top-line momentum that began building in second half 2004. Our focused category strategy is working well, with our oral care business up more than 10% in North America and Latin America, with Europe, excluding the GABA acquisition, and Asia/Africa close behind, up 9% and 7%, respectively.”

Strong commercial investment drove oral care market share gains in more than 100 countries around the world. Colgate’s global leadership in toothpaste expanded even further during the quarter with toothpaste market shares reaching a record high worldwide, in the U.S. and in other key countries.

Mr. Mark continued, “We are also pleased that the gross margin in our top priority oral care business worldwide was up more than 100 basis points, while the lower priority detergent businesses were down as a result of much higher levels of petroleum based ingredients. Continued strong cost control largely offset raw material price increases. We are especially encouraged that the worldwide pricing negative was lower in the current quarter than it has been for five quarters.”

As previously disclosed, the 2004 Restructuring Program is projected to result in cumulative aftertax charges of between $550 and $650 million by 2008. Annual aftertax savings are expected to be in the range of $250 to $300 million also by 2008. First quarter 2005 restructuring projects have been implemented as planned. Also as planned and previously disclosed, savings are expected to begin ramping up late in second quarter 2005.

Mr. Mark said further, “We expect good top-line growth to continue throughout the year, and despite raw and packing material cost increases, we also expect gross profit margin, before the impact of the 2004 Restructuring charges, to be up for the year.

“The strong sales momentum and excellent results from our cost-saving initiatives should enable us to achieve our expectations, excluding restructuring charges, of high single-digit E.P.S. growth for this year and allow us to return to double-digit E.P.S. growth in 2006.”

Separately, the Company announced that as part of a long planned succession process, William S. Shanahan, 65, President of Colgate-Palmolive made known his intention to retire during third quarter 2005 on a date to be selected. Simultaneously, the Company’s Board of Directors has indicated that Ian M. Cook, 52, currently Chief Operating Officer, will be elected President upon Mr. Shanahan’s retirement. Mr. Cook said, “I look forward to working closely with Reuben and Javier* in leading the Company’s operations.”

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on first quarter results. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

*	Javier Teruel, Colgate Vice-Chairman

North America (22% of Company Sales)

Strong growth momentum continued in North America, fueled by new product sales and market share gains. Sales rose 7.0% during the quarter and unit volume grew 7.5%, the strongest volume growth seen in seven quarters. As planned, North American operating profit increased 1% as volume growth was largely offset by increased commercial investment and higher raw material costs.

Colgate’s leadership of the U.S. toothpaste market grew substantially during the quarter, with its ACNielsen market share reaching 35.9% year to date, up 170 basis points versus the year ago period and over four share points ahead of the number two competitor.

In the U.S., new products and increased commercial investment are generating strong volume and market share growth. In oral care, new testimonial advertising for Colgate Total toothpaste continued to drive strong market share gains during the quarter as did the recently launched Colgate 360° manual toothbrush. Other new products contributing to growth include Colgate Max Fresh Cinnamint and Colgate Sparkling White Vanilla Mint toothpastes, Palmolive Oxy Plus Citrus Purity dishwashing liquid and Irish Spring Micro Clean bar soap.

Positive growth momentum in the U.S. is expected to continue throughout the year driven by a full pipeline of new product launches supported by higher commercial spending. Recent announcements planned for launch in 2005 include Colgate 2 in 1 Oxygen toothpaste, Colgate manual toothbrush and toothpaste featuring Dora the Explorer and Friends, Softsoap brand Kitchen Fresh liquid hand soap and Fabuloso Passion Fruit liquid cleaner. Also planned for 2005 are the launch of Lady Speed Stick 24/7 and the relaunch of Speed Stick 24/7 multiform deodorants, both with improved packaging and new Micro-Absorber technology that targets and absorbs moisture, providing an even more powerful defense against odor-causing wetness.

Europe (25% of Company Sales)

European dollar sales and unit volume grew 13.0% and 9.0%, respectively, during the quarter. The GABA acquisition added 11.0% to both sales and volume growth for the region while foreign exchange added 6.0% and pricing was 2.0% lower. Positive volume gains were achieved in the United Kingdom, Spain, Greece, Switzerland, Ireland, Russia, Ukraine, Adria, Romania, Baltic States and Czech Republic. Volume declined during the quarter in Germany, France and Italy reflecting challenging economic and retail environments in these countries. Oral care unit volume in Europe grew 9%, excluding the GABA acquisition. Dollar operating profit increased 4% to a record level even after strongly increased commercial spending behind Colgate brands during the quarter.

Colgate strengthened its oral care leadership in Western Europe with regional market shares in toothpaste and manual toothbrushes both increasing during the quarter. Successful new products driving these gains include Colgate Oxygen and Colgate Sensitive toothpastes and Colgate 360° manual toothbrush. Recent innovations contributing to gains in other categories include Palmolive deodorants, Palmolive Aroma Creme and Palmolive Shea Butter shower gels, and Ajax Grapefruit Vinegar glass cleaner.

Colgate also strengthened its oral care leadership throughout Central Europe and Russia, with Colgate’s toothpaste market share for the region now exceeding 25%. In Russia, for example, Colgate’s share of the toothpaste market reached an all-time high during the quarter. Share gains in the region were driven by strong sales of Colgate Propolis Whitening and Colgate Total toothpastes. Colgate 360° manual toothbrush and Lady Speed Stick 24/7 multiform deodorants contributed to gains in other categories.

Latin America (22% of Company Sales)

Latin American dollar sales and unit volume, excluding divestments, grew 11.5% and 8.5%, respectively, in first quarter 2005 continuing the strong momentum seen building in this region in 2004. All 18 countries in the region contributed to the strong volume gains led by Brazil, Colombia, Venezuela, Mexico and Central America. Sales and volume, as reported, increased 10.5% and 7.5%, respectively, with 1.5% positive foreign exchange and 1.5% higher pricing. Latin American operating profit increased 3% to a record level even after a double-digit increase in commercial spending.

Colgate continues to build its extremely strong leadership in Oral Care in Latin America with toothpaste market shares reaching record highs during the quarter in Colombia, Central America and Venezuela. In Brazil, market share for the Colgate equity reached its highest level in nine years. New products contributing to these gains include Colgate Total Advanced Fresh, Colgate Herbal Whitening and Colgate Sensitive toothpastes. New products succeeding in other categories are Colgate Whitening manual toothbrush, Palmolive Citrus and Cream and Protex Oats bar soaps, Palmolive Hydra Natura hand and body lotion, and Lady Speed Stick Aloe multiform deodorants.

Asia/Africa (18% of Company Sales)

Asia/Africa sales and unit volume, as reported, both grew 6.5% on top of a very strong performance in the year ago quarter. Healthy volume gains were achieved in China, India, Taiwan, Philippines, Australia and South Africa. Positive foreign exchange of 3.0% was offset by lower pricing of 3.0%. After a significant increase in commercial spending, dollar operating profit for the region declined 3%, as planned, versus the all-time record level achieved in first quarter 2004.

Colgate strengthened its oral care leadership in the region during the quarter led by toothpaste market share gains in China, India, the Philippines and New Zealand. Successful new products driving oral care growth in the region include Colgate Max Fresh, Colgate Propolis, Colgate Simply White and Colgate Herbal Salt toothpastes. In the South Pacific, the recently launched Colgate 360° manual toothbrush continues to perform ahead of expectations.

New products contributing to growth in other categories throughout the region include Palmolive Aroma Creme shower gel and liquid hand soap, and Palmolive Aroma Therapy shampoo and conditioner.

Hill’s Pet Nutrition (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Unit volume grew 3.0% in the first quarter and dollar sales rose 7.0% reflecting favorable 2.5% foreign exchange and the effect of price increases taken in 2004. Dollar operating profit increased 3% despite a double-digit increase in commercial spending.

Innovative new products contributing to growth in the U.S. specialty retail channel during the quarter include Science Diet Large Breed Canine Senior, Science Diet Large Breed Canine Light and the relaunch of Science Diet Puppy and Science Diet Kitten pet foods with new upgraded formulas containing the highest guaranteed levels of natural DHA, a key nutrient found in their mothers’ milk, which is a critical element in the development of vision and the central nervous system. In the U.S. veterinary channel, sales of new Prescription Diet j/d, a food clinically proven to reduce pain and improve mobility in dogs with arthritis, began during the quarter and have already exceeded expectations.

Internationally, growth was strong led by Spain, Russia, Austria, Australia and South Africa. New products driving this growth include Science Diet Canine Large Breed and Prescription Diet Feline m/d.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

“Colgate 360°” is a trademark of Colgate-Palmolive Company.

Dora the Explorer and all related titles and characters are trademarks of Viacom International Inc.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2004) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website at http://www. colgate.com.

Non-GAAP Financial Measures

The following provides information regarding the non-GAAP measures used in this earnings release:

Net income, gross profit margin, operating profit and earnings per share are discussed in this release both as reported (on a GAAP basis) and excluding charges related to the restructuring program that began in the fourth quarter of 2004 and that is expected to be substantially completed by 2008 (the “2004 Restructuring Program”). Such charges, which are reported in the corporate segment, include or will include separation-related costs, incremental depreciation and asset write-downs and other costs related to the 2004 Restructuring Program. Management believes these financial measures on an ex-restructuring basis provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and are useful for period over period comparisons of such operations. The Company uses these financial measures internally in its budgeting process and as factors in determining compensation. While the Company believes that these financial measures are useful in evaluating the Company’s business, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similar measures presented by other companies. See Income Statement and Supplemental

Information Reconciliation Excluding the “2004 Restructuring Program” for the three months ended March 31, 2005 and 2004 included with this release for a reconciliation of these financial measures to the related GAAP measures.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. See Geographic Sales Growth Analysis, Percentage Changes – First Quarter 2005 vs. 2004 for a comparison of sales excluding divestments to sales as reported in accordance with GAAP.

The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

(See attached tables for first quarter results.)

Colgate-Palmolive Company

Income Statement and Supplemental Information

Reconciliation Excluding the “2004 Restructuring Program”

For the three months ended March 31, 2005 and 2004

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	2005			2004
	As Reported	Restructuring	Excluding Restructuring	As Reported
Net Sales	$2,743.0	$—	$2,743.0	$2,513.5
Cost of Sales	1,239.4	(10.7)	1,228.7	1,113.9
Gross Profit	1,503.6	10.7	1,514.3	1,399.6
Gross Profit Margin	54.8%		55.2%	55.7%
Selling, General & Administrative Expenses	944.4	—	944.4	844.3
Other (Income) Expense, net	66.6	(39.0)	27.6	24.0
Operating Profit	492.6	49.7	542.3	531.3
Operating Profit Margin	18.0%		19.8%	21.1%
Net Interest Expense	31.6	—	31.6	28.3
Income Before Income Taxes	461.0	49.7	510.7	503.0
Provision for Income Taxes	160.9	5.1	166.0	164.5
Effective Tax Rate	34.9%		32.5%	32.7%
Net Income	300.1	44.6	344.7	338.5
Net Earnings Per Common Share
Basic	$0.56	$0.08	$0.64	$0.62
Diluted	$0.53	$0.08	$0.61	$0.59
Average Common Shares Outstanding
Basic	524.8	524.8	524.8	532.9
Diluted	561.7	561.7	561.7	572.5

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of March 31, 2005, December 31, 2004 and March 31, 2004

(Dollars in Millions) (Unaudited)

	March 31, 2005	December 31, 2004	March 31, 2004
Cash and cash equivalents	$413.9	$319.6	$271.5
Receivables, net	1,316.2	1,319.9	1,204.8
Inventories	906.7	845.5	788.7
Other current assets	307.4	254.9	300.0
Property, plant and equipment, net	2,553.8	2,647.7	2,495.2
Other assets, including goodwill and intangibles	3,193.5	3,285.3	2,440.9

Total assets	$8,691.5	$8,672.9	$7,501.1

Total debt	3,756.8	3,675.1	3,115.1
Other current liabilities	2,303.9	2,145.1	2,115.0
Other non-current liabilities	1,615.8	1,607.3	1,463.6
Total shareholders’ equity	1,015.0	1,245.4	807.4

Total liabilities and shareholders’ equity	$8,691.5	$8,672.9	$7,501.1

Supplemental Balance Sheet Information:
Debt less cash and marketable securities*	$3,329.8	$3,338.2	$2,820.5
Working capital % of sales	1.9%	2.4%	1.5%

*	Marketable securities of $13.1, $17.3 and $23.1 as of March 31, 2005, December 31, 2004 and March 31, 2004, respectively, are included in Other current assets.

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the three months ended March 31, 2005 and 2004

(Dollars in Millions) (Unaudited)

	2005	2004
Operating Activities:
Net income	$300.1	$338.5
Adjustments to reconcile net income to net cash provided by operations:
Restructuring, net of cash	43.1	(6.2)
Depreciation and amortization	83.2	79.9
Deferred income taxes	1.8	8.0
Changes in:
Receivables	(19.8)	12.0
Inventories	(72.9)	(73.8)
Accounts payable and other accruals	45.8	(26.6)
Other non-current assets and liabilities	43.7	39.5

Net cash provided by operations	425.0	371.3
Investing Activities:
Capital expenditures	(60.5)	(43.3)
Other	(2.4)	9.3

Net cash used in investing activities	(62.9)	(34.0)
Financing Activities:
Principal payments on debt	(613.3)	(179.2)
Proceeds from issuance of debt	757.3	181.7
Dividends paid	(127.5)	(129.4)
Purchases of treasury shares	(282.7)	(220.3)
Proceeds from exercise of stock options	10.8	21.3

Net cash used in financing activities	(255.4)	(325.9)
Effect of exchange rate changes on cash and cash equivalents	(12.4)	(5.2)

Net increase in cash and cash equivalents	94.3	6.2
Cash and cash equivalents at beginning of period	319.6	265.3

Cash and cash equivalents at end of period	$413.9	$271.5

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$425.0	$371.3
Less: Capital expenditures	(60.5)	(43.3)

Free cash flow before dividends	$364.5	$328.0

Income taxes paid	$65.9	$154.6

Colgate-Palmolive Company Segment Information

For the three months ended March 31, 2005 and 2004

(Dollars in Millions) (Unaudited)

	Three Months Ended March 31,
Net Sales	2005	2004
Oral, Personal, and Home Care
North America	$609.7	$568.5
Latin America	588.5	533.5
Europe	687.4	607.0
Asia/Africa	498.0	468.2

Total Oral, Personal, and Home Care	2,383.6	2,177.2

Total Pet Nutrition	359.4	336.3

Total Net Sales	$2,743.0	$2,513.5

	Three Months Ended March 31,
Operating Profit	2005	2004
Oral, Personal, and Home Care
North America	$136.8	$135.4
Latin America	163.1	158.3
Europe	135.3	129.7
Asia/Africa	81.9	84.1

Total Oral, Personal, and Home Care	517.1	507.5

Total Pet Nutrition	98.2	95.4
Total Corporate	(122.7)	(71.6)

Total Operating Profit	$492.6	$531.3

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring costs, and gains and losses on sales of non-strategic brands and assets.

Corporate operating expenses for the quarter ended March 31, 2005 include $49.7 of charges related to the Company’s 2004 Restructuring Program.

Colgate-Palmolive Company - Geographic Sales Analysis

Percentage Changes - First Quarter 2005 vs 2004

March 31, 2005

(Unaudited)

			COMPONENTS OF SALES CHANGE 1ST QUARTER
Region	1st Qtr Sales Change As Reported	1st Qtr Sales Change Ex-Divestment	Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company	9.0%	9.5%	7.5%	-0.5%	2.5%
Europe	13.0%	13.5%	9.5%	-2.0%	6.0%
Latin America	10.5%	11.5%	8.5%	1.5%	1.5%
Asia/Africa	6.5%	6.5%	6.5%	-3.0%	3.0%
Total International	10.5%	10.5%	8.0%	-1.0%	3.5%
North America	7.0%	7.0%	7.5%	-1.0%	0.5%
Total CP Products	9.5%	10.0%	8.0%	-1.0%	3.0%
Hill’s	7.0%	7.0%	3.0%	1.5%	2.5%

NOTE:

GABA was acquired June 1, 2004.

The impact of GABA on the three months for both sales and ex-divested volume for Total Company and Europe is respectively, 2.5% and 11.0%.

Divestments consist of the sale of certain detergent brands, which impact Europe and Latin America.